Exhibit 99.1

BioDelivery Sciences Announces Three New Managed Care Agreements; Further Enhancing Access to BUNAVAIL

New contracts improve BUNAVAIL formulary status and give BUNAVAIL access to approximately 200,000 additional prescriptions for buprenorphine products for opioid dependence annually

BUNAVAIL prescription sales hit highest level of 2016 in August

RALEIGH, N.C., September 19, 2016 - BioDelivery Sciences International, Inc. (NASDAQ: BDSI) announced that the company has secured three new managed care contracts for BUNAVAIL® (buprenorphine and naloxone) buccal film (CIII) in plans where BUNAVAIL was previously non-formulary or in a non-preferred position.

The three additional plans combined will provide BUNAVAIL potential access to nearly 200,000 prescriptions annually for buprenorphine products for opioid dependence, according to data from Symphony Health. Two of the three contracts add BUNAVAIL along with both branded buprenorphine/naloxone products, while the third provides access along with the market leader only. Each is anticipated to take effect prior to the end of this year. Improving current and securing new managed care contracts remains central to the future growth of BUNAVAIL and progressing the product to profitability, which is targeted by the end of 2017.

These new contracts are in addition to the two previously communicated by BDSI in July and August 2016. Importantly, BDSI reported the best sales from BUNAVAIL for 2016 in August. This was driven, in part, by the new managed care contracts secured over the summer.

“We continue to achieve important progress toward enhancing access to BUNAVAIL, as evidenced by the five new managed care contracts secured since July,” said Dr. Mark A. Sirgo, President and Chief Executive Officer. “We view these successes as an indication that our product differentiation and anti-diversion messaging is beginning to resonate with managed care plans. As previously stated, we are focused on progressing BUNAVAIL to profitability by the end of next year, and the prescription potential in these new contracts, along with the recently implemented Department of Health and Human Services patient cap lift, are significant steps toward achieving that goal. Importantly, we are now seeing prescription growth within our lowered cost structure, which we implemented earlier this year.”

Of the two managed care plans secured in July and August, one will move BUNAVAIL from its current non-formulary position to a preferred formulary position, while the current market leader is made non-preferred. The other branded buprenorphine/naloxone product will share preferred status with BUNAVAIL. This plan was responsible for approximately 60,000 prescriptions in the past year. This contract will go into effect on January 1, 2017, though the transition may begin sooner for some plans under the agreement. In the second plan, which took effect July 1st, BUNAVAIL shares preferred status with the market leader. This plan was responsible for approximately 210,000 prescriptions in the past year. BDSI did not previously have access within either plan.

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. (NASDAQ: BDSI) is a specialty pharmaceutical company with a focus in the areas of pain management and addiction medicine. BDSI is utilizing its novel and proprietary BioErodible MucoAdhesive (BEMA®) technology and other drug delivery technologies to develop and commercialize, either on its own or in partnership with third parties, new applications of proven therapies aimed at addressing important unmet medical needs.

BDSI’s development strategy focuses on utilization of the FDA’s 505(b)(2) approval process. This regulatory pathway creates the potential for more timely and efficient approval of new formulations of previously approved therapeutics.

BDSI’s particular area of focus is the development and commercialization of products in the areas of pain management and addiction. These are areas where BDSI believes its drug delivery technologies and products can best be applied to address critical unmet medical needs. BDSI’s marketed products and those in development address serious and debilitating conditions such as breakthrough cancer pain, chronic pain, painful diabetic neuropathy and opioid dependence. BDSI’s headquarters is located in Raleigh, North Carolina.

For more information, please visit or follow us:

Internet:	www.bdsi.com
Facebook:	Facebook.com/BioDeliverySI
Twitter:	@BioDeliverySI

BUNAVAIL® (buprenorphine and naloxone) buccal film (CIII) is marketed in the U.S. by BioDelivery Sciences. BELBUCA™ (buprenorphine) buccal film (CIII) is commercialized in the U.S. by Endo Pharmaceuticals pursuant to the worldwide licensing and development agreement between BDSI and Endo. ONSOLIS® (fentanyl buccal soluble film) (CII) is commercialized in the U.S. by Collegium Pharmaceutical pursuant to the U.S. licensing and development agreement between BDSI and Collegium. For full prescribing information and important safety information on BDSI products, including BOXED WARNINGS for ONSOLIS, please visit www.bdsi.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at (800) 469-0261. For full prescribing and safety information on BELBUCA, please visit www.belbuca.com.

Cautionary Note on Forward-Looking Statements

This press release, and any statements of employees, representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto (including, without limitation, at the presentation described herein) contain, or may contain, among other things, certain “forward-

looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the actual results of the Company’s commercialization efforts for BUNAVAIL and the impact of the managed care contracts described herein) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future presentations or otherwise, except as required by applicable law.

BDSI®, BEMA®, ONSOLIS® and BUNAVAIL® are registered trademarks of BioDelivery Sciences International, Inc. The BioDelivery Sciences and BUNAVAIL logos are trademarks owned by BioDelivery Sciences International, Inc. BELBUCA™ is a trademark owned by Endo Pharmaceuticals. All other trademarks and tradenames are owned by their respective owners.

© 2016 BioDelivery Sciences International, Inc. All rights reserved.

Contacts

Investors:

Matthew P. Duffy

Managing Director

LifeSci Advisors, LLC

212-915-0685

matthew@lifesciadvisors.com

Al Medwar

Senior Vice President, Corporate and Business Development

BioDelivery Sciences International, Inc.

919-582-9050

amedwar@bdsi.com

Media:

Susan Forman/Laura Radocaj

Dian Griesel Int’l.

212-825-3210

sforman@dgicomm.com

lradocaj@dgicomm.com